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                                                               EXHIBIT 99.1


                              MTR GAMING GROUP CLOSES
                                    $8 MILLION
                        LINE OF CREDIT WITH PNC LEASING, LLC


     Chester, West Virginia, February 4, 2000: MTR Gaming Group, Inc.
(NASDAQ: MNTG) today announced that its operating subsidiary, Mountaineer Park, Inc., has entered into a new three-year senior line of credit for the principal amount of up to $8 million with PNC Leasing, LLC, a subsidiary of PNC Bank, National Association. The proceeds are to be used to lease equipment for the Company's video lottery operations at the Mountaineer Racetrack and Gaming Resort in West Virginia. The Company has drawn $2.8 million under the line of credit in connection with the sale/leaseback of 400 video lottery machines previously purchased by Mountaineer. Mountaineer may request additional draws until December 31, 2000, subject to PNC's discretion.

     The interest rate will be fixed at the time of each draw and is tied to the prime rate plus a margin of 1%. The Master Lease and related leasing documents evidencing the line of credit contain customary affirmative and negative covenants, events of default and other ordinary leasing provisions.

     The indebtedness under the line of credit is secured by the equipment leased with the proceeds of the line of credit and is guaranteed by the Company. The financing has been approved by the West Virginia Lottery Commission and is permitted by a carve-out for equipment financing in the Company's existing financing arrangements with its senior secured lender, Wells Fargo Bank, National Association. The discussion of the financing arrangements provided herein is not intended to set forth all of the material terms, conditions and covenants contained in the Master Lease and related documents, which are attached as exhibits to the Company's report on Form 8-K filed in connection with this transaction.

     Commenting on the new financing, MTR Gaming Group President and CEO, Edson (Ted) Arneault, said, "We are pleased to have secured this facility, which facilitates our efforts to improve and expand our West Virginia gaming operations. Specifically, we plan to replace 100 of our older paper-out machines with 100 new Spielo coin drop machines, which include a proprietary game developed exclusively for Mountaineer. This change is subject to regulatory approval that the Spielo machines are compatible with the Lottery's central system and will bring our coin drop machine count to 500, following the successful introduction of 400 coin drop machines in the fourth quarter of 1999."

     MTR Gaming Group, Inc., a West Virginia-based corporation, through subsidiaries, owns and operates the Mountaineer Racetrack & Gaming Resort in Chester, West Virginia, the Ramada Inn and Speedway Casino in North Las Vegas, and the Ramada Inn and Speakeasy Casino in Reno, Nevada. The Mountaineer complex currently encompasses a thoroughbred racetrack, including off


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track betting, approximately 1,350 video lottery terminals, a 101-room hotel, golf course, fine dining and entertainment, and the Speakeasy Gaming Saloon.






EXCEPT FOR HISTORICAL INFORMATION, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING, AMONG OTHER THINGS, THE AVAILABILITY OF, AND INTEREST RATES APPLICABLE TO, FUTURE DRAWS ON THE LINE OF CREDIT. ANY SUCH STATEMENTS RELATE TO THE COMPANY'S CURRENT PLANS AND EXPECTATIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY BASED UPON A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED
TO FLUCTUATIONS IN THE CREDIT MARKETS, CHANGES IN THE ECONOMY, THE COMPANY'S FINANCIAL PERFORMANCE AND OTHER FACTORS DESCRIBED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.



INVESTOR RELATIONS CONTACT:
Integrated Corporate Relations, Inc.
Christine DiSanto
(203) 222-9013